                                 Schedule 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant                          [x]
Filed by a Party other than the Registrant       [_]

Check the appropriate box:

  [_]  Preliminary Proxy Statement
  [_]  Confidential, for Use of the Commission Only
       (As Permitted by Rule 14A-6(E)(2))
  [x]  Definitive Proxy Statement
  [_]  Definitive Additional Materials
  [_]  Soliciting Material Pursuant to
       (S) 240.14a-11(c) or (S) 240.14a-12

                             KU ENERGY CORPORATION
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [x]  No fee required

  [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction: $____________

       (5) Total fee paid: $______________

  [_]  Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

                             KU ENERGY CORPORATION
                              One Quality Street
                           Lexington, KY 40507-1462

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of KU Energy Corporation (the "Company") will be held in the Second Floor Assembly Room at the offices of the Company, One Quality Street, Lexington, Kentucky, on April 28, 1998 at 1:30 p.m., Lexington (Kentucky) Time, for the following purposes:

  (1)To elect to the Board three directors to hold office until the 2001 Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and qualified.

  (2)To transact such other business as may properly come before the meeting.

  For further information with respect to the foregoing, reference is made to the attached Proxy Statement.

  Only holders of Common Stock of the Company of record on its books at the close of business on March 9, 1998, are entitled to vote at the meeting. All such shareholders of record are requested to be represented at the meeting, either in person or by proxy.

  A copy of the Company's Annual Report to Shareholders for the year 1997 has been mailed to each common shareholder of record on the Company's books.

                                          By order of the Board of Directors,

                                          LOGO
                                          George S. Brooks II
                                          General Counsel and Secretary

March 17, 1998

                               ----------------

  SHAREHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE, AS PROMPTLY AS POSSIBLE. THE BOARD OF DIRECTORS DESIRES THE REPRESENTATION OF ALL SHAREHOLDERS AT THE MEETING, WHETHER THEIR HOLDINGS ARE SMALL OR LARGE.

                             KU ENERGY CORPORATION
                              One Quality Street
                           Lexington, KY 40507-1462

                                MARCH 17, 1998

        Proxy Statement Relating to 1998 Annual Meeting of Shareholders

  The purposes of the meeting are set forth in the accompanying Notice. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about March 17, 1998, certain of the officers, employees and directors of the Company may solicit proxies by correspondence, telephone, telecopy, telegraph or in person, but without extra compensation. In addition, the Company has retained Georgeson & Company, Inc., New York, New York, to assist in the solicitation of proxies. Such solicitation may be made by mail, telephone, telecopy, telegraph or in person. The estimated cost of the services of Georgeson & Company, Inc. is $9,500. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER ENTITLED TO VOTE AT THE MEETING WHO MAKES A WRITTEN REQUEST THEREFOR A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K (OTHER THAN CERTAIN EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN REQUESTS FOR A COPY OF THE REPORT SHOULD BE MAILED TO GEORGE
S. BROOKS II, SECRETARY OF THE COMPANY, AT THE ADDRESS STATED ABOVE.

  The Company has been the parent holding company of Kentucky Utilities Company ("Kentucky Utilities") since December 1991. On May 20, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with LG&E Energy Corp. ("LG&E Energy"). On October 14, 1997, shareholders of the Company approved the proposed merger (the "Merger") with LG&E Energy. The Merger is expected to be completed later in 1998.

  On the record date for the meeting, March 9, 1998, there were 38,817,517 shares of Common Stock outstanding. Only holders of Common Stock of record on the books of the Company at the close of business on the record date are entitled to vote at the meeting. Each such holder is entitled to vote at the meeting, one vote per share, in respect to each of the matters to be voted on at the meeting, except that in the election of directors each such holder is entitled to cumulative voting and therefore may give one nominee for election as many votes as shall equal the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder or may distribute such votes among any two or more of the nominees. The proxies solicited herewith seek discretionary authority to cast cumulative votes in the election of directors.

  A majority of the shares entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented for any purpose at the meeting, it will be deemed present for quorum purposes for the remainder of the meeting and any adjournment of the meeting (unless a new record date is set). If a quorum exists, action on a matter (other than the election of directors) will be approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a different vote is otherwise required. The three nominees for director receiving the highest number of votes will be elected. Shares represented by a limited proxy, such as where a broker may not vote on a particular matter without instructions from the beneficial owner and no instructions have been received (i.e., a "broker non-vote"), will be counted to determine the presence of a quorum but will not be present for other purposes and will not be the equivalent of a "no" vote on a proposition. Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance. An abstention is not the equivalent of a "no" vote on a proposition.

  Shareholders may vote either in person or by duly authorized proxy. The giving of a proxy will not prevent a shareholder from voting in person at the meeting. A proxy may be revoked by a shareholder at any time prior to the voting thereof by giving written notice to the Secretary of the Company prior to such voting. All shares entitled to vote and represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

  Each Participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan"), Kentucky Utilities' Employee Stock Ownership Plan (the "ESOP") or the Kentucky Utilities Employee Savings Plan (the "Savings Plan") will receive a form of proxy by which such Participant may direct the agent or trustee under such Plans as to the manner of voting shares credited to the Participant's accounts under such Plans. Shareholders of record who are participants in the Reinvestment Plan will receive only one form of proxy for their certificated shares and those shares which they may have acquired through reinvested dividends. A Participant of any of such Plans wishing to vote in person at the meeting may obtain a proxy for shares credited to his account under such Plans by making a written request therefor by April 23, 1998, as follows: for the Reinvestment Plan, to George S. Brooks II, Secretary of the Company, at the address stated on page 1; for the ESOP, to Banc One Kentucky, PO Box 32500, Louisville, Kentucky 40232, Attention:
Barbara J. Steele, Trust Investment Division; and for the Savings Plan, to CG Trust Company, c/o Cigna Retirement and Investment Services, Routing Code M-122, 350 Church Street, Hartford, Connecticut 06103, Attention: Bruce Beckmann.

                             Election of Directors

GENERAL

  In light of the pending Merger, which will result in the Company merging into LG&E Energy, the Board of Directors has elected to temporarily waive its retirement policy with respect to two directors. Mr. Harry M. Hoe, who was to have retired from the Board in 1998, will stand for reelection. Mr. Milton W. Hudson, who had planned to retire from the Board in 1998, will continue to serve. It is anticipated that Mr. Hoe and Mr. Hudson will each resign from the Board of Directors at the earlier of the consummation of the Merger or the 1999 Annual Meeting of Shareholders.

  Three directors are to be elected at the meeting. Barring unforeseen circumstances and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of Carol M. Gatton, Harry M. Hoe and Michael R. Whitley, as directors of the Company. Except as noted above, the nominees will hold office until the 2001 Annual Meeting of Shareholders of the Company or until their respective successors shall have been duly elected and qualified. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of said persons shall be unable to serve for any reason or be withdrawn from nomination, an occurrence not now anticipated. Except as otherwise indicated, each nominee has been engaged in his present principal occupation for at least the past five years. All information regarding share ownership is as of January 31, 1998.

  The following information is given with respect to the nominees for election as directors:

              CAROL M. GATTON, 65, is Chairman of Area Bancshares, Inc., a
LOGO bank holding company in Owensboro, Kentucky. He is also involved in real estate ventures and automobile dealerships. Mr. Gatton beneficially owns 1,000 shares of Common Stock of the Company.

              HARRY M. HOE, 72, is President and a director of J. R. Hoe &
LOGO Sons, Inc., Middlesboro, Kentucky, a foundry and casting company. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1979. Mr. Hoe beneficially owns 17,623 shares of Common Stock of the Company, which include 5,677 shares held solely by his wife.

              MICHAEL R. WHITLEY, 55, has been Chairman, President and Chief
LOGO Executive Officer of the Company and Kentucky Utilities since August 1, 1995. He was President and Chief Operating Officer of the Company and Kentucky Utilities from November 1, 1994 to August 1, 1995. He was Executive Vice President of these companies from August 1, 1994 to November 1, 1994. Before this period, he had been a Senior Vice President of the Company since 1988 and of Kentucky Utilities since 1987. Mr. Whitley was Secretary of the Company from 1988 until 1992 and of Kentucky Utilities from 1978 until 1992. He is a director of PNC Bank Kentucky, Inc., a wholly owned subsidiary of PNC Bank Corp., Inc. Mr. Whitley has been a director of the Company and Kentucky Utilities since 1992. He beneficially owns 34,748 shares of Common Stock of the Company, which include 6,300 shares held jointly with his wife and 964 shares held solely by his wife.

  Information with respect to those directors whose terms are not expiring is as follows:

              MIRA S. BALL, 63, is Secretary-Treasurer and Chief Financial Officer of Ball Homes, Inc., a single-family residential developer and property management company. She has been a director of the Company and Kentucky Utilities since 1992. Ms. Ball beneficially owns 6,123 shares of Common Stock of the Company. Her term expires in 1999.
LOGO

LOGO MILTON W. HUDSON, 70, has been an economic consultant (Washington, DC) since 1991. He was Managing Director and Senior Economic Advisor of Morgan Guaranty Trust Company of New York from January 1990 until his retirement in June 1991. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1990. Mr. Hudson beneficially owns 1,274 shares of Common Stock of the Company. His term expires in 2000.

              JOHN T. NEWTON, 67, retired in 1995 as Chairman of the Board and
LOGO Chief Executive Officer of the Company and Kentucky Utilities, positions he had held since 1987. He had also been President of these companies from 1987 to November 1, 1994. Mr. Newton has been a director of the Company since 1988 and a director of Kentucky Utilities since 1974. He beneficially owns 32,653 shares of Common Stock of the Company, which include 7,668 shares held jointly with his wife and 5,000 shares held solely by his wife. His term expires in 2000.

              FRANK V. RAMSEY, JR., 66, is President and Director of Dixon
LOGO Bank, Dixon, Kentucky, and a farm owner and operator. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1986. Mr. Ramsey beneficially owns 1,400 shares of Common Stock of the Company. His term expires in 1999.

              WILLIAM L. ROUSE, JR., 65, was Chairman of the Board and Chief
LOGO Executive Officer and a director of First Security Corporation of Kentucky, a multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a director of Ashland, Incorporated. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1989. Mr. Rouse beneficially owns 1,000 shares of Common Stock of the Company. In addition, Mr. Rouse's account under the Directors Deferred Compensation Plan described below has the equivalent of 7,004 shares of Common Stock. His term expires in 2000.

              CHARLES L. SHEARER, PH.D., 55, is President of Transylvania University, Lexington, Kentucky. He has been a director of the Company since 1991 and a director of Kentucky Utilities since 1987. Dr. Shearer beneficially owns 1,527 shares of Common Stock of the Company, which include 200 shares held solely by his wife and 16 shares held by his children. His term expires in 1999.
LOGO

LOGO LEE T. TODD, JR., PH.D., 51, is President and Chief Executive Officer of DataBeam Corporation, a Kentucky-based, high-technology firm. He was elected a director of the Company and Kentucky Utilities in 1995. Dr. Todd beneficially owns 500 shares of Common Stock of the Company. His term expires in 1999.

VOTING SECURITIES BENEFICIALLY OWNED BY DIRECTORS, NOMINEES AND EXECUTIVE
OFFICERS

  The directors, nominees and executive officers of the Company and Kentucky Utilities owned beneficially at January 31, 1998 an aggregate of 219,869 shares of Common Stock of the Company, representing in the aggregate 0.6% of such stock.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  All members of the Company's Board of Directors are currently members of Kentucky Utilities' Board of Directors. The Board of Directors of the Company and the Board of Directors of Kentucky Utilities have each established the following six committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Long-Range Planning Committee and the Nominating and Corporate Governance Committee. Committee members are the same for committees of the Company and committees of Kentucky Utilities.

  During 1997, the Board of Directors of the Company held 20 meetings (including Committee meetings), and the Board of Directors of Kentucky Utilities held 21 meetings (including Committee meetings).

  During 1997, each current director attended 100% of the meetings of the Company's and Kentucky Utilities' Board of Directors and applicable Committee meetings.

  The members of the Executive Committee are Messrs. Hoe, Ramsey, Rouse, Shearer and Whitley. Neither the Company's nor Kentucky Utilities' Executive Committee met during 1997. The Executive Committee has the full power of the Board between meetings of the Board, except as provided by law.

  The members of the Audit Committee are Ms. Ball and Messrs. Gatton, Hoe, Shearer and Todd. The Company's Audit Committee met two times in 1997, as did Kentucky Utilities' Audit Committee. The Audit Committee selects and engages (and may discharge) the Company's independent auditors; approves or disapproves each professional service or type of service to be provided by the auditors; meets with the auditors regarding the scope and results of the annual audit and of internal accounting procedures and practices; reviews any recommendations which may be made by the independent auditors; and generally exercises supervision over all matters relating to audit functions, making periodic reports to the Board.

  The members of the Compensation Committee are Messrs. Gatton, Hudson, Ramsey, and Rouse. The Company's Compensation Committee met four times in 1997, and Kentucky Utilities' Compensation Committee met five times. The Compensation Committee reviews compensation for all officers, directors' fees and fees paid to directors for membership on the various committees of the Board; makes recommendations to the Board at least annually with respect to appropriate levels of compensation and fees; and administers certain benefit plans.

  The members of the Finance Committee are Ms. Ball and Messrs. Gatton, Hoe, Hudson and Ramsey. The Company's Finance Committee met once in 1997, as did Kentucky Utilities' Finance Committee. The Finance Committee monitors and reviews financing programs and capital structure of the Company; reviews the Company's cash position in order to establish programs for the proper investment of amounts determined to be available for such purpose from time to time; and reports to the Board at least annually concerning its activities, or, when appropriate, makes recommendations which the committee deems appropriate for action to be taken by the Board.

  The members of the Long-Range Planning Committee are Messrs. Hudson, Ramsey, Rouse, Shearer and Todd. The Company's Long-Range Planning Committee met one time in 1997, as did Kentucky Utilities' Long-Range Planning Committee. The Long-Range Planning Committee makes recommendations to the Board with respect to the Company's future strategy.

  The members of the Nominating and Corporate Governance Committee are Ms. Ball and Messrs. Hoe, Rouse, Shearer and Todd. The Company's Nominating and Corporate Governance Committee met one time in 1997, as did Kentucky Utilities' Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee makes recommendations to the Board with respect to qualified candidates for election to the Board. The Committee also reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which members shall stand for reelection. In making recommendations for election to the Board, the Nominating and Corporate Governance Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation must comply with certain requirements of the Company's By-laws described herein under the caption "General--Proposals of Shareholders." The Nominating and Corporate Governance Committee also makes recommendations to the Board regarding Board size, the desired number of employee (and former employee) directors and policies regarding Director retirement or resignation.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Company's principal business activities are carried out through Kentucky Utilities. Except as noted elsewhere in this Proxy Statement, each of the officers of the Company whose compensation is reported in the Summary Compensation Table is also an officer of Kentucky Utilities and received compensation in 1997 from only Kentucky Utilities. Kentucky Utilities' Board of Directors establishes compensation for Kentucky Utilities' executive officers on the basis of recommendations made by that Board's Compensation Committee. In addition, the Board of Directors of the Company establishes compensation for Company executive officers who are not also Kentucky Utilities executive officers on the basis of recommendations made by that Board's Compensation Committee. In addition to recommending base salary for all executive officers, the Compensation Committees make recommendations concerning certain incentive compensation and other compensation programs established by the respective Boards of Directors. The incentive compensation plans described below are administered by the respective Compensation Committees.

Given the rapid and fundamental changes occurring in the utility industry and the resulting need to attract, retain and motivate a high-quality officer team, the Compensation Committees are committed to implementing executive compensation policies and programs which:

  . Support the strategic business missions of the Company and Kentucky
    Utilities;

  . Emphasize a strong pay-for-performance orientation;

  . Have a meaningful portion of compensation at risk; and

  . Provide a competitive level of compensation that is consistent with the appropriate external marketplace.

  In establishing and periodically reviewing the incentive compensation plans, the Committees have utilized the services of outside consultants specializing in executive compensation and benefits.

  The key elements of the executive compensation program are base salary, annual performance incentive, long-term performance incentive and benefits. These key elements as applicable in 1997 are addressed separately below.

  . Base salary:

     The base salaries of all executive officers are reviewed annually by the Committees, which make recommendations to the respective Boards of Directors. In considering base salary levels for all officers other than the Chairman, President and CEO, the Committees initially review recommendations made by the Chairman, President and CEO. As part of the review in 1997, consideration was given to the operating performance and financial condition of the Company and/or Kentucky Utilities, as well as the executives' contributions in guiding the companies to these achievements. Consideration was also given to market data for electric utility executives as set forth in the annual Edison Electric Institute Executive Compensation Survey (the "EEI Survey"). More specifically, comparisons were made to those survey companies similarly sized to the Company (those with annual revenues of between $500 million and $2.5 billion). In 1997, there were 45 such comparable companies, which are included among those in the EEI Index to which the Company's performance is compared on page 12 of this proxy statement. For 1997, the intent of the Committees and Boards was, in general, to set base salary levels at or above the average but below the highest reported level for comparable positions as shown by the EEI Survey. In order to provide base salary market data for non-utility specific positions, information was also considered from the 1997 Wyatt Top Management Report, which is comprised of information from a wide variety of industries.

  . Annual Performance Incentive:

     The Kentucky Utilities Annual Performance Incentive Plan (the "Kentucky Utilities Incentive Plan") and the Company's Annual Performance Incentive Plan (the "KUE Incentive Plan" and together, the "Incentive Plans") are designed to provide cash incentive compensation opportunities to attract, retain and motivate a select group of employees of Kentucky Utilities and the Company, respectively, including executive officers. The following discussion relates to the Incentive Plans as in effect for 1997. Effective for awards granted for 1998 and later years, the Incentive Plans have been replaced by the KU Energy Corporation Annual Performance Incentive Plan, as approved by shareholders on April 22, 1997.

     Under the Committees' practice, no employee who has received an award under one of the plans (i.e., either the Kentucky Utilities Incentive Plan or the KUE Incentive Plan) for a plan year is eligible to receive an award under the other plan for such plan year. Annual cash incentive compensation is based on the financial and competitive strength of the Company or Kentucky Utilities, as the case may be. The Incentive Plans provide for establishment of incentive awards for each participant based on performance against specific predetermined performance targets. The performance targets applicable to 1997 are based on cost per kilowatt hour/cost-control criterion, net income available to shareholders of Common Stock, and personal performance goals (business and/or functional unit performance targets, including safety performance).

     The Compensation Committees determine eligible participants. For 1997, a participant's potential incentive compensation was determined by a varying percentage of base salary depending on the participant's position and other factors as determined by the respective Committees. For 1997, potential awards ranged from 15 to 45% of annualized base salary at the beginning of the year, with 45% being applicable only to Mr. Whitley, Chairman, President and CEO. If threshold performance goals are not exceeded, no awards are paid. Participants may earn up to 1 1/2 times the target award opportunity to the extent performance targets are exceeded. In 1997, the weightings for the various performance measures set forth above varied by participant. For individuals participating in the Kentucky Utilities Incentive Plan, cost-per-kilowatt-hour performance was weighted from 10 to 40%; net income performance was weighted from 10 to 40%; Business Unit (Customer Service & Marketing and Energy Supply composite indexes) performance was weighted from 0 to 60%; and personal performance goals were weighted from 0 to 60% of the total award. In the case of participants in the KUE Incentive Plan for 1997 who were officers of both the Company and Kentucky Utilities, the performance measures and their weightings were cost control (40 to 50%); net income (40 to 50%); and personal performance goals (0 to 20%). Performance measures applicable to Mr. Whitley, Chairman, President and CEO, were cost control (50%) and net income (50%). For participants in the KUE Incentive Plan for 1997 who were not also officers of Kentucky Utilities, the performance measures and their weightings were cost control (20%); net income (0 to 20%); and personal performance goals (60 to 80%).

     Incentive Plans awards earned in 1995, 1996 and 1997, as a result of attaining or exceeding the performance goals for each of those years, are set forth in the Summary Compensation Table under the column "Bonus" for the individuals named therein.

     Participants may elect to have all or any portion of their cash awards deferred under the applicable Executive Optional Deferred Compensation Plan (collectively, the "Executive Deferred Compensation Plans") established by the Company and Kentucky Utilities, respectively. Amounts deferred for cash awards earned for 1997 will be maintained in an unfunded account for each participant and credited with earnings each quarter at a rate of interest equal to the greater of (1) the return on capital of the Company or Kentucky Utilities (as the case may be) for the 12 months ended each quarter or (2) the 13-week Treasury Bill rate in effect on the first business day following each quarter. A participant may elect instead, however, to have such deferred amounts credited with appreciation (depreciation) and earnings based on a hypothetical investment in the Company's Common Stock, but once made in respect of an Executive Deferred Compensation Plan for amounts deferred for 1997 the election may not be changed. Amounts credited under the Executive Deferred Compensation Plans will be paid to each participant upon termination of employment or as otherwise permitted by the Executive Deferred Compensation Plans, including upon a change in control. See "Change in Control Arrangements" below.

  . Long-Term Performance Incentive:

     The Kentucky Utilities Performance Share Plan (the "Kentucky Utilities Performance Share Plan") and the Company's Performance Share Plan (the "KUE Performance Share Plan" and together, the "Performance Share Plans") apply to long-term incentive awards granted prior to 1997 and were designed to provide long-term incentives in the form of additional compensation to officers and other select employees of Kentucky Utilities and the Company, respectively, dependent upon the respective company's return on equity compared to a group of comparable companies selected by the Committees. Under the Performance Share Plans, the respective Compensation Committee determined a Performance Cycle and the number of Performance Shares, each representing a share unit, to be contingently granted to eligible participants for that Performance Cycle. Performance Cycles have been set at three years under the Performance Share Plans. At the end of each Performance Cycle, the respective Compensation Committee determines the number of Performance Shares earned by each participant, based on the degree to which actual performance compared to targets set. Upon such determination, Performance Shares earned for a Performance Cycle, if any, will be converted into an equal number of restricted shares of the Company's Common Stock.

      Effective for awards granted for 1997 and later years, the Performance Share Plans have been replaced by the KU Energy Corporation Long-Term Incentive Plan (the "Long-Term Incentive Plan") as approved by shareholders on April 22, 1997. Under the Long-Term Incentive Plan, the Compensation Committee of the Company may grant or issue stock options, restricted shares, stock appreciation rights and performance shares or performance units. For 1997, the Compensation Committee chose to grant Performance Shares to eligible participants. The number of Performance Shares contingently granted for the Performance Cycle beginning in 1997 was based on a varying percentage of annualized base salary in effect on the first day of the Performance Cycle divided by the closing market price of the Company's Common Stock on the last business day before the beginning of the Performance Cycle. For executive officers, the percentage for assistant officers was 10%, for vice presidents and other officers was 20%, for senior vice presidents was 30% and for Mr. Whitley, Chairman, President and CEO was 50%. A Performance Cycle is a number of years determined by the Compensation Committee over which the contingent grants of Performance Shares may be earned. The Performance Cycle beginning in 1997 has been set at three years. A Performance Share is a share unit which is contingently granted to a participant at the beginning of a Performance Cycle.

      The number of Performance Shares that may be earned by each participant for the Performance Cycle beginning in 1997 is based on the relative performance of the Company's average total shareholder return compared to the EEI Index, as determined for that particular Performance Cycle, with modification to awards in certain cases based on the Company's average total shareholder return relative to the S&P 500 Index. See the information following the table "Long-Term Incentive Plan--Awards In Last Fiscal Year" for a description of the scale applicable to contingent grants made for 1997. At the end of the Performance Cycle, the Compensation Committee determines the number of Performance Shares earned by each participant, based on the degree to which actual performance compared to the targets set. Upon such determination, Performance Shares earned for the Performance Cycle, if any, will be converted into an equal number of shares of the Company's Common Stock, which may be subject to restriction as determined by the Compensation Committee.

      The Performance Cycle that commenced in 1992 under the Performance Share Plans was completed in 1994. Since the stringent target goals set by the Committee were not met, there were no distributions of restricted shares to participants. All contingent grants for the 1992-1994 Performance Cycle have lapsed.

      The Performance Cycle that commenced in 1993 under the Performance Share Plans was completed in 1995. Based on performances during the 3-year cycle, 100% of the maximum level of shares were converted to restricted shares during 1996. These awards of restricted shares are shown on the Summary Compensation Table as LTIP Payouts.

      The Performance Cycle that commenced in 1994 under the Performance Share Plans was completed in 1996. Based on performances during the 3-year cycle, 100% of the maximum level of shares contingently granted under the Kentucky Utilities Performance Share Plan and 75% contingently granted under the KUE Performance Share Plan were converted to restricted shares during 1997. These awards are shown on the Summary Compensation Table as LTIP Payout.

      The Performance Cycle that commenced in 1995 under the Performance Share Plans was completed in 1997. Shares earned in respect of that Performance Cycle, if any, will be distributed in the form of restricted shares to participants in the second quarter of 1998 after necessary comparisons are made.

      The Performance Cycle that commenced in 1996 under the Performance Share Plans will be completed in 1998. Shares earned in respect of that Performance Cycle, if any, will be distributed in the form of restricted shares to participants in the second quarter of 1999 after necessary comparisons are made.

      The Performance Cycle that commenced under the Long-Term Incentive Plan in 1997 will be completed in 1999. Shares earned in respect of this Performance Cycle, if any, will be distributed in the form of restricted shares to participants in the second quarter of 2000 after necessary comparisons are made.

  .Benefits:

      Executive officers of the Company and Kentucky Utilities, including those listed in the Summary Compensation Table on page 15 of this proxy statement, are eligible for participation in the standard benefit package available to all Company and Kentucky Utilities employees. In addition, executive officers of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan, which is described below under "Executive Compensation."

      The Committees believe that the above-described components combine to provide total compensation packages that enable the companies to effectively recruit, motivate and retain executive personnel. The Committees further believe the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), which limit the deductibility of certain compensation expense (generally referred to as the "$1 million limit"), will not limit the deductibility of any compensation that was paid by the Company or Kentucky Utilities in 1997. To ensure to the extent practicable that certain compensation paid to officers under the KU Energy Corporation Annual Performance Incentive Plan and the Long-Term Incentive Plan would qualify for the "performance-based compensation" exception to the $1 million limit and therefore be deductible by the Company, such plans were submitted to and were approved by shareholders at the annual meeting held on April 22, 1997.

      The Kentucky Utilities Compensation Committee makes its recommendations for the base salary of Michael R. Whitley, Chairman, President and CEO, by utilizing the same criteria and philosophies described above. The Committee analyzes Mr. Whitley's individual performance on the additional basis of its evaluation of the performance and coordination of the Company's and Kentucky Utilities' other management personnel. The incentive portion of Mr. Whitley's compensation for 1997 was provided under the KUE Incentive Plan and the Long-Term Incentive Plan. As described above, compensation under these plans is tied to Company performance. Awards made under these plans to Mr. Whitley were established based upon plan parameters. Specific information regarding the level of compensation and Incentive Plan, Performance Share Plan and Long-Term Incentive Plan participation for Mr. Whitley is set forth in the tables shown under Executive Compensation below and as detailed in the discussion above.

      None of the present members of the Compensation Committees is (or has been) an employee of the Company or Kentucky Utilities or has any relationship with the Company or Kentucky Utilities which is required to be disclosed pursuant to the rules of the Securities and Exchange Commission. The members of the Company's Compensation Committee and Kentucky Utilities' Compensation Committee responsible for this report are:

                                          Carol M. Gatton
                                          Milton W. Hudson
                                          Frank V. Ramsey, Jr.
                                          William L. Rouse, Jr.

PERFORMANCE GRAPH

  The following performance graph compares the performance for the last five years of the Company's Common Stock to the S&P 500 Index and the index of investor-owned electric and combination electric and natural gas utilities reported by Edison Electric Institute (the "EEI Index"). The graph gives total shareholder return in each case assuming $100 invested at December 31, 1992 and the reinvestment of all dividends. Following the graph is a chart giving the same information.

                                     LOGO

                              Shareholder Returns
                            (Dividends Reinvested)

                                                  DECEMBER 31,
                                 -----------------------------------------------
                                  1992    1993    1994    1995    1996    1997
                                 ------- ------- ------- ------- ------- -------
KU Energy....................... $100.00 $108.79 $107.71 $127.03 $134.67 $185.74
EEI Index.......................  100.00  112.60   97.89  128.32  128.11  161.74
S&P 500 Index...................  100.00  110.08  111.53  153.45  188.68  251.63

EQUITY OWNERSHIP GUIDELINES

  Effective January 1, 1998, under the Company's Equity Ownership Guidelines adopted by the Board of Directors of the Company, directors and executives of the Company and Kentucky Utilities are encouraged to make a minimum personal investment in Company Common Stock. The minimum guidelines may be satisfied in various ways including through plans maintained by the Company or a subsidiary. A director's or executive's compliance with the guidelines will be taken into account by the Compensation Committee in the grant or payment of awards to the director or executive under incentive or other plans maintained by the Company. The Board of Directors of the Company may amend or terminate the Equity Ownership Guidelines at any time or from time to time.

DIRECTORS' COMPENSATION

  Each director of the Company is also a director of its principal subsidiary, Kentucky Utilities. Each director who is not an employee of the Company or Kentucky Utilities is paid an annual retainer of $20,000. This retainer is reduced by any retainer paid from a Company subsidiary. Kentucky Utilities pays non-employee directors an annual retainer of $15,000. Thus, the net annual Company retainer paid to such directors is $5,000 but the aggregate paid for serving on both Boards is $20,000. An additional annual retainer of $1,200 is paid to each non-employee director who is a chairperson of a committee of either Board. However, if a non-employee director is a chairperson of the same Board committee of the Company and Kentucky Utilities, only one such additional annual retainer is paid.

  In addition to an annual retainer, the Company and Kentucky Utilities pay each non-employee director a $1,000 fee for each meeting of a Board or a particular committee attended; provided that if the Boards of the Company and Kentucky Utilities meet on the same day, only one $1,000 fee is paid for both meetings. Similarly, if the same committee of the Boards of the Company and Kentucky Utilities meets on the same day, only one $1,000 fee is paid for both meetings. Out-of-pocket travel expenses are paid to directors for all meetings attended.

  The Compensation Committees have recommended that the total compensation to Directors for service on the Board of the Company and Kentucky Utilities be revised, effective March 1, 1998, to be as follows: the annual retainer, $28,000 (of which $21,000 would relate to Kentucky Utilities as described above); the committee chairperson fee, $2,000; the Board meeting fee, $1,100; and the committee meeting fee, unchanged. The Boards may not act on such proposal or may modify the proposal upon adoption.

  All eligible directors of the Company and Kentucky Utilities are entitled to participate in the Director Retirement Retainer Programs (the "Director Retirement Plans") of the Company and Kentucky Utilities. Directors who are not, and have not previously been, an officer of Kentucky Utilities, the Company, or their affiliated companies ("outside directors") are eligible to participate. An outside director who is 65 years of age or older and has completed at least five consecutive years of service on the Company's and/or Kentucky Utilities' Board will receive, upon termination of service from a Board for any reason other than death, an annual retirement benefit equal to the annual retainer paid to such Board's directors in effect as of such termination, payable monthly over a period of years equal to the number of full years such director served on the Board, but not in excess of 10 years. Such payments cease, however, if the director dies before all such payments are made. The annual retainer in effect upon the director's termination from a Board will generally be calculated as described in the first paragraph under this caption (excluding the additional annual retainer for chairpersons). In the event of a change in control of the Company or Kentucky Utilities, any person then receiving a retirement benefit would be paid, within 30 days of the change in control, a lump-sum payment equal to the discounted present value of all then unpaid installments of the director's retirement benefit. In the event of a change in control, each outside director in office immediately prior to such change in control will be eligible to receive an accelerated retirement benefit if the director terminates service from a Board for any reason other than death within three years of the date of the change in control. Such accelerated retirement benefit would be paid in a lump sum within 30 days of such termination and would be equal to the discounted present value of the retirement benefit which such director would have received if the director had retired from the Board at age 70 (or for certain directors, 72) and lived to collect the full benefit otherwise payable under the applicable Director Retirement Plan. Such benefit would be based on the higher of the annual retainer in effect immediately prior to the change in control or immediately prior to such director's termination of service. Change in control has the meaning set out under "Change In Control Arrangements" below. The consummation of the Merger will constitute a "change in control" under the Director Retirement Plans.

  Directors may elect to have all or a specified portion of their directors' fees deferred under the Director Deferred Compensation Plans (the "Director Deferred Compensation Plans") of the Company and Kentucky Utilities, such elections to be made in accordance with and subject to the terms of the Director Deferred Compensation Plans. Amounts deferred will be maintained in unfunded accounts for each participant, which, based on a choice made by the director, either: (1) bear interest at a floating rate based upon the average prime rate charged by banks as reported in the Federal Reserve Bulletin; or
(2) experience appreciation (depreciation) and earnings based on a hypothetical investment in the Company's Common Stock. Amounts deferred under the Director Deferred Compensation Plans will be paid to the participant upon termination as a director for any reason other than death based on a choice made by the Director as permitted by the Director Deferred Compensation Plans in a single payment or, with interest, quarterly over a period of not to exceed 40 calendar quarters, or, with interest, annually over a period of not to exceed 10 years. In the event of a participant's death, payment of any remaining balance of credited amounts will be made in a single payment to a designated beneficiary. In certain cases, directors may receive a distribution of deferred amounts in the event of substantial financial hardship. In the event of a change in control of the Company or Kentucky Utilities, any director who terminated prior to the change in control whose deferred amounts have not been distributed would receive, within 15 days of the change in control, a lump sum payment of the undistributed amounts. In the event of a change in control, each director who terminates thereafter within three years of the date of the change in control would be paid, within 15 days after termination, a lump sum payment of the director's deferred amounts. The consummation of the Merger will also constitute a "change in control" under the Director Deferred Compensation Plans.

  The Compensation Committees have recommended a proposal to eliminate the Director Retirement Plans for current and future directors. Under this proposal, current participating directors would be entitled to a lump sum benefit based on the present value of the Director's retirement benefits calculated as if a "change in control" had occurred and the Director had terminated service immediately thereafter. Such lump sum amount would be credited to the Director Deferred Compensation Plans in the hypothetical Company Common Stock account (except for certain retiring directors who may make the election described in the preceding paragraph). The Boards may not act on such proposal or may modify the proposal upon adoption.

EXECUTIVE COMPENSATION

  General. The following table contains information with respect to the compensation paid by (or earned from) the Company and Kentucky Utilities, for all services rendered during 1995 through 1997 in all capacities, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company and Kentucky Utilities:

                          Summary Compensation Table

                                         ANNUAL COMPENSATION
                                  ---------------------------------  LONG-TERM
                                                       OTHER ANNUAL COMPENSATION  ALL OTHER
                                       SALARY   BONUS  COMPENSATION   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   ($)   ($)(1)     ($)(2)       ($)(3)       ($)(4)
---------------------------       ---- ------- ------- ------------ ------------ ------------
MICHAEL R. WHITLEY;               1997 444,427 186,173    2,477        50,967       4,750
 Chairman of the Board, President 1996 387,737  99,741    2,164        79,798       6,242
 & Chief Executive Officer &      1995 318,467  73,476      116             0       4,686
 Director of the Company &
 Kentucky Utilities
O. M. GOODLETT;                   1997 239,153  69,828    1,738        58,406       4,750
 Senior Vice President of the     1996 231,840  51,994        0        52,560       5,181
 Company & Kentucky Utilities     1995 210,195  44,550        0             0       4,500
JAMES W. TIPTON;                  1997 237,340  83,166    2,854        64,829       4,750
 Senior Vice President            1996 230,750  38,304    2,004        77,882       5,670
 of the Company                   1995 227,591  39,942    1,445             0       4,667
WAYNE T. LUCAS;                   1997 215,792  69,555    1,271        29,576       4,750
 Senior Vice President            1996 208,137  49,043      749        33,124       6,361
 of Kentucky Utilities            1995 194,553  42,160      711             0       4,692
ROBERT M. HEWETT;                 1997 183,727  45,033    1,768        29,576       4,750
 Senior Vice President            1996 164,681  32,052      363        33,124       4,500
 of Kentucky Utilities            1995 157,396  28,054       15             0       4,500

--------
(1) Bonuses are paid under the Incentive Plans. Any bonus earned but deferred under the Executive Deferred Compensation Plans is included in the Table.
(2) Other annual compensation consists of amounts for group term life insurance and related taxes and above-market-rate interest earned on deferred compensation during 1997 and paid in 1997.
(3) Reflects payouts under the Performance Share Plans described under "Report of Compensation Committee on Executive Compensation" above. Performance goals were not met, and thus no payouts were made for the Performance Cycle that relates to 1995 in the table above. Amounts shown for 1996 and 1997 reflect a payout, in the form of restricted shares of the Company's Common Stock, of a percentage of the contingent grant for the applicable Performance Cycle as follows: 1996, 100%; 1997, 100% for the Kentucky Utilities Performance Share Plan and 75% for the KUE Performance Share Plan. Such restricted stock was subject to forfeiture if the officer terminated employment prior to January 2, 2003 (for amounts shown for 1996) and January 2, 2000 (for amounts shown for 1997) for any reason other than retirement, disability or death. In the event of a change in control, however, the restrictions lapse immediately. The execution of the Merger

   Agreement constituted a "change in control" for this purpose and all restrictions on these shares lapsed in 1997.
(4) All other compensation for 1995 and 1996 includes: (a) above-market-rate interest earned on deferred compensation; and (b) the employer matching contribution made to the officer's account in the 401(k) Employee Savings Plan. Such amounts for 1997 relate only to employer matching contributions to 401(k) Employee Savings Plan.

  Long-Term Incentive Awards. Performance Shares contingently awarded under the Long-Term Incentive Plan in 1997 are reported in the Long-Term Incentive Plan awards table below. A description of how awards are determined is presented under "Report of Compensation Committee on Executive Compensation." A description of the scale by which performance targets are set follows the table.

             Long-Term Incentive Plan--Awards In Last Fiscal Year

                          NUMBER OF   PERFORMANCE OR
                           SHARES,     OTHER PERIOD      ESTIMATED FUTURE PAYOUTS UNDER
                           UNITS OR       UNTIL          NON-STOCK PRICE-BASED PLANS(2)
                         OTHER RIGHTS   MATURATION   ---------------------------------------
NAME                          (#)      OR PAYOUT(1)  THRESHOLD($)    TARGET($)    MAXIMUM($)
----                     ------------ -------------- ------------ --------------- ----------
Michael R. Whitley......    6,835            3             0      214,619-268,274  321,929
James W. Tipton.........    2,350            3             0        73,790-92,238  110,685
O.M. Goodlett...........    2,270            3             0        71,278-89,098  106,917
Wayne T. Lucas..........    2,030            3             0        63,742-79,678   95,613
Robert M. Hewett........    1,075            3             0        33,755-42,194   50,633

--------
(1) Number of years in Performance Cycle.
(2) See description below for the scale that determines which amount may be applicable. Amounts are calculated based on the price of the Company's Common Stock on December 31, 1997.

  For the Performance Cycle commencing in 1997, payouts of contingent grants shown in the table above will be determined by calculating the average total shareholder return of the Company for the Performance Cycle and comparing it to the average total shareholder return of the EEI Index for the Performance Cycle, with adjustment to payouts in certain cases based on the Company's average total shareholder return relative to the S&P 500 Index. For the 1997-1999 Performance Cycle, the scale that determines if contingent grants are earned is as follows: if the Company's average total shareholder return is at or above 75th percentile of the EEI Index, 100% of the contingent grant will be earned (the second figure shown as Target in the table); if it is at the 50th percentile level, 60% will be earned (the first figure shown as Target in the table); and if the average is between the 50th and 75th percentile levels, the earned grants will be between 60% and 100% determined by straight line interpolation. If the average is below the 50th percentile, no shares contingently granted will be earned (shown as the Threshold in the table) for that Performance Cycle. Any performance shares earned under the foregoing scale will be increased by 20% if the Company's average total shareholder return for the Performance Cycle is at or above the 75th percentile of the S&P 500 Index for the Performance Cycle (the Maximum shown in the table) and reduced by 20% if the average is below the 25th percentile.

  Retirement Plan. Each of the officers of the Company and Kentucky Utilities is entitled to participate in the Kentucky Utilities employee retirement plans described below. Executive officers, like other employees, are eligible to participate in Kentucky Utilities' Retirement Plan, and all eligible persons whose compensation is reported in the Summary Compensation Table participated in the Retirement Plan. Contributions to the Retirement Plan are determined actuarially and cannot be readily calculated as applied to any individual participant or small group of participants. Generally, compensation for Retirement Plan purposes means base compensation while a participant, excluding overtime pay, commissions, performance incentive compensation or other extraordinary compensation. The compensation for Retirement Plan purposes of the individuals named in the foregoing table is substantially equivalent to the base salary reported in the Summary Compensation Table. The credited years of service under the Retirement Plan for such persons were as follows: Mr. Whitley, 33 years; Mr. Tipton, 30 years; Mr. Goodlett, 27 years; Mr. Lucas, 28 years; and Mr. Hewett, 29 years. All of the credited years of service were computed as of December 31, 1997. Retirement Plan benefits depend upon length of service, age at retirement and amount of compensation (determined in accordance with the Retirement Plan).

  Although higher amounts are determined under the Retirement Plan and shown in the table below, in most cases, pension benefits under the Retirement Plan or compensation used to measure such benefits will be reduced to comply with maximum limitations imposed by the Internal Revenue Code. Under such limitations, no base compensation above $150,000 ($160,000 effective for compensation in 1997) may be used to calculate a benefit, except in the case of certain executive officers to preserve benefits accrued under previously applicable rules. In addition, in 1997 no annual benefit derived from employer contributions may exceed $125,000. Assuming retirement at age 65, a Retirement Plan participant would be eligible at retirement for a maximum annual pension benefit (without taking into account the Internal Revenue Code limitations referred to above) set forth in the following table. However, assuming retirement at age 65, assuming 1997 base compensation and taking into account the Internal Revenue Code limitations, the annual pension benefit under the Retirement Plan for the executive officers named in the Summary Compensation Table would be as follows: Mr. Whitley, $103,607; Mr. Tipton, $95,146; Mr. Goodlett, $90,493; Mr. Lucas, $93,011; and Mr. Hewett, $93,246.

                               ANNUAL BENEFIT AFTER SPECIFIED YEARS OF SERVICE(2)
FINAL AVERAGE BASE       --------------------------------------------------------------
PAY(1)                      15       20       25       30       35       40       45
------------------          --    -------- -------- -------- -------- -------- --------
$150,000................ $ 29,999 $ 39,999 $ 49,999 $ 59,999 $ 69,998 $ 79,998 $ 89,998
$200,000................ $ 39,999 $ 53,332 $ 66,665 $ 79,998 $ 93,331 $106,664 $119,997
$250,000................ $ 49,999 $ 66,665 $ 83,331 $ 99,998 $116,664 $133,330 $149,996
$300,000................ $ 59,999 $ 79,998 $ 99,998 $119,997 $139,997 $159,996 $179,996
$350,000................ $ 69,998 $ 93,331 $116,664 $139,997 $163,329 $186,662 $209,995
$400,000................ $ 79,998 $106,664 $133,330 $159,996 $186,662 $213,328 $239,994
$450,000................ $ 89,998 $119,997 $149,996 $179,996 $209,995 $239,994 $269,993
$500,000................ $ 99,998 $133,330 $166,663 $199,995 $233,328 $266,660 $299,993
$550,000................ $109,997 $146,663 $183,329 $219,995 $256,660 $293,326 $329,992
$600,000................ $119,997 $159,996 $199,995 $239,994 $279,993 $319,992 $359,991

--------
(1) "Final average base pay" generally means the average annual compensation during the 60 consecutive months of highest pay during the period of employment.

(2) Annual benefits shown are on a straight life annuity basis. Amounts shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits may be reduced by Internal Revenue Code limitations described above.

  Supplemental Security Plan. Executive officers and certain other employees of the Company and Kentucky Utilities are eligible to be members in Kentucky Utilities' Supplemental Security Plan which provides retirement, disability and death benefits as well as a change in control retirement benefit and a change in control severance benefit. Change in control has the meaning set out under "Change in Control Arrangements" below. As to executive officers, upon retirement at age 65, an eligible member will receive 15 annual payments of an amount equal to 75% of basic compensation, offset by benefits payable from any defined benefit plan of the Company or an affiliate (such as Kentucky Utilities' Retirement Plan) and Social Security benefits. Basic compensation is the annualized base monthly salary of the member, exclusive of performance incentive compensation or other extraordinary compensation, in effect at termination of employment by retirement, disability or death. Upon termination of employment by death of an eligible executive officer prior to age 65, the member's beneficiary will receive an annual benefit equal to 50% of basic compensation until the later of the date such member would have attained age 65 or completion of 15 annual payments. Upon termination of employment by disability prior to age 65, the member will receive the "retirement benefit" if the member lives to retirement age and remains disabled or the "death benefit" if the member dies prior to retirement age and is disabled at death. Benefits will be paid from the general funds of the employer. The estimated annual benefits from Kentucky Utilities' Supplemental Security Plan that would be payable upon retirement at normal retirement age (age 65) for the individuals named in the Summary Compensation Table (assuming 1997 base salary) are as follows: Mr. Whitley, $216,937; Mr. Tipton, $68,654; Mr. Goodlett, $68,279; Mr. Lucas, $47,761; and Mr. Hewett, 30,273. To assist in providing funds to pay such benefits when they become payable, insurance is purchased on the lives of the members of the Supplemental Security Plan.

  Change In Control Arrangements. Under the Supplemental Security Plan, members are entitled to change in control severance benefits in the following circumstances: (i) involuntary termination of the individual's employment within two years following a change in control (or, if later, prior to the consummation of the change in control transaction or its earlier abandonment) for reasons other than cause (as defined in the plan), death or permanent disability; (ii) resignation within two years of a change in control (or, if later, prior to the consummation of the change in control transaction or its earlier abandonment) for good reason (as defined in the plan); and (iii) in respect of the Chairman of the Board, the President, the Chief Financial Officer (or, if such positions are filled by less than three persons, the Executive Vice President), the Senior Vice Presidents and the Corporate Secretary, in each case of Kentucky Utilities, termination of employment for any reason during the 30-day period commencing on the first anniversary of the consummation of a change in control. In such circumstances, the employee will be entitled to a change in control severance payment equal to a certain percentage (300% in the case of executive officers of the Company or Kentucky Utilities) of the sum of (i) the employee's basic compensation and (ii) the employee's target annual performance incentive compensation. In addition, the employee will be entitled to continuation of certain employee welfare benefits for up to three years following termination of employment, subject to an offset for comparable benefits. Under the Supplemental Security Plan, the employee is entitled to receive additional payments, if necessary, to reimburse the employee for certain excise tax liabilities payable under federal, state or local law as a result of the payment and any other compensation being contingent on a change in control. The Supplemental Security Plan's change in control retirement benefit provides that, upon termination of employment, other than for cause (as defined in the Supplemental Security Plan) following a change in control, an eligible member will receive a lump-sum amount equal to the present value of the retirement benefit (described in the preceding paragraph and assuming the member is then 65 but prorated if the member then has less than 15 years of service, including an assumed three additional years of service in the case of executive officers); provided that, if the termination is more than two years from the change in control, the calculation of years of service will not include the assumed additional three years and the compensation upon which the benefit is calculated will be the actual compensation in effect at termination (rather than the compensation in effect at the change in control which, if higher, would be used if termination occurred within two years of the change in control). The change in control severance benefits and change in control retirement benefits are effective for a minimum of five years, which is automatically extended from year to year unless Kentucky Utilities gives notice that it does not wish to extend the period of effectiveness.

  The Incentive Plans, Performance Share Plans, Executive Deferred Compensation Plans and Long-Term Incentive Plan contain provisions relating to a change in control. Under the Performance Share Plans and Long- Term Incentive Plan, or the awards granted thereunder, if a participant's employment is terminated voluntarily or involuntarily after a change in control, such participant will have the right to an immediate payment in shares of Company Common Stock for all Performance Cycles in which the participant is currently participating. The amount payable to a participant in the event of termination following a change in control will be determined in accordance with the formula specified in the plans. In addition, the restriction on any restricted shares then held by the participant under these plans will lapse on the occurrence of a change in control, whether or not the participant is terminated. Under the Executive Deferred Compensation Plans, all amounts held under such plans will be paid to the participant after a change in control, whether or not the participant is terminated. Such payments were made to participants following execution of the Merger Agreement, which constituted a change in control. Under the Incentive Plans, after a change in control, whether or not a participant is terminated, a participant, including a participant who had terminated prior to the change in control by reason of retirement, disability or death, will have a right to an immediate cash payment based on actual base salary earned prior to the change in control and on the assumption that established targets for the year had been met.

  For purposes of all the executive and director plans, "change in control" includes any merger, consolidation, reorganization or sale of substantially all of the assets of the Company or Kentucky Utilities which results in less than 60% of the voting power of the resulting entity being owned by the holders of the Common Stock of the Company prior to the transaction; a change in the majority of the Board of Directors of the Company or Kentucky Utilities over a two-year period which is not approved by two-thirds of the incumbent directors; and the acquisition by any person or group of persons of beneficial ownership of 10% or more of the Common Stock of the Company or Kentucky Utilities. The execution of the Merger Agreement constituted, and the consummation of the Merger will also constitute, a "change in control" under all of the executive and director plans, or awards granted thereunder, described above, other than the Incentive Plans, the Director Retirement Plans and the Director Deferred Compensation Plans under which only the consummation of the Merger will constitute a "change in control".

  Employment Agreement. In connection with the Merger Agreement, the Company entered into an Employment Agreement with Mr. Whitley which will become effective only upon consummation of the Merger. The Employment Agreement will have an initial term of five years commencing at the effective date of the Merger with automatic renewal for additional one-year terms at the end of the initial term or any renewal term unless Mr. Whitley or LG&E Energy (as successor to the Company) gives at least 3 months prior notice of an intention not to renew. Under the Employment Agreement Mr. Whitley will serve as Vice Chairman, President and Chief Operating Officer of LG&E Energy and Vice Chairman and Chief Operating Officer of Louisville Gas and Electric Company and Kentucky Utilities. Under the Employment Agreement, Mr. Whitley will receive an annual base salary of not less than $575,000 and will participate in the annual bonus plan and long-term incentive plan of LG&E Energy, with an annual bonus target award of not less than 55% of his base salary and long-term incentive grants with a present value of not less than 70% of his base salary, to be delivered 60% in the form of performance units/shares and 40% in the form of non-qualified stock options. He is also entitled to life insurance coverage in an amount of not less than $2,000,000 and certain other welfare, retirement and fringe benefits similar to other LG&E Energy executive officers and benefits currently offered by the Company. If LG&E Energy terminates Mr. Whitley's employment without cause (as defined in the Employment Agreement) or if Mr. Whitley terminates his employment for good reason (which, as defined in the Employment Agreement includes for any reason during the 30-day period commencing on the first anniversary of the effective date of the Merger), Mr. Whitley will receive, in addition to all compensation earned through the date of termination and coverage and benefits under all benefit and incentive compensation plans, a severance payment equal to the discounted present value of his base salary and target bonus for the greater of (i) two years, or (ii) the remainder of the employment term then in effect (the "Continuation Period"). In addition, in such event Mr. Whitley will receive his outstanding target bonus award, pro-rated through the date of his termination. Further, he will continue to receive welfare benefits during the Continuation Period and all stock options will become exercisable and all restricted stock and other equity awards will vest. In addition, any long term incentive awards (other than stock options ) will be cashed out at the discounted present value of the target payout pro-rated for Mr. Whitley's actual period of service plus the Continuation Period. Payments to Mr. Whitley upon termination after a change in control under the Employment Agreement will be grossed up for any applicable excise taxes.

                                    General

INDEPENDENT PUBLIC ACCOUNTANTS

  The Audit Committee of the Board has selected the firm of Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company and Kentucky Utilities for 1998. The firm has served as the independent public accountants for the Company and Kentucky Utilities for many years. Representatives of the firm are not expected to be present at the annual meeting.

  If the Merger is consummated prior to the end of 1998, it may be deemed desirable at that time for the current auditors of LG&E Energy Corp. or another auditing firm to audit the annual financial statements for all affiliated corporations for 1998, in which case Arthur Andersen LLP would no longer serve.

PROPOSALS OF SHAREHOLDERS

  Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than November 18, 1998 in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting. A shareholder submitting a proposal or nominating a person to serve as director must comply with procedures set forth in the Company's By-laws. In general, the By-laws provide that for business to be considered at an annual meeting of shareholders, a shareholder must give timely and proper notice of the matter to the Secretary of the Company. The notice must specify in reasonable detail the business desired to be brought before the meeting and contain other information required by the By-laws. Nominations for director may be made by shareholders only if the shareholder has given timely and proper notice thereof to the Secretary of the Company. The notice must contain the name of the person or persons nominated, certain information about the nominee and other information required by the By-laws. Shareholder proposals or nominations must be received no fewer than 60 days prior to the meeting (or, if the date of the meeting has not been made public, within 10 days after the publication of the date of the meeting).

OTHER BUSINESS

  The meeting is being held for the purposes set forth in the Notice which accompanies this Proxy Statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than the election of directors. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          KU Energy Corporation

                                          By order of the Board of Directors

                                                    Michael R. Whitley
                                                  Chairman, President and Chief
                                                              Executive Officer

                                                    George S. Brooks II
                                               General Counsel and Secretary

                                      LOGO

   KU ENERGY CORPORATION   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

  PROXY. The undersigned appoints, and if a participant in the Company's automatic dividend reinvestment and stock purchase plan and/or Kentucky Utilities Company's employee stock ownership plan and/or employee savings plan, authorizes and directs the appropriate agent or trustee, in each case as agent for the undersigned, to appoint, John T. Newton, William L. Rouse, Jr. and Michael R. Whitley, and each of them, attorneys and proxies, with power of substitution, to vote all shares of COMMON STOCK of KU Energy Corporation of record in the name of the undersigned, and all shares, if any, of such stock credited to the account of the undersigned under each of such plans, in each case, at the close of business on March 9, 1998, at the 1998 annual meeting of shareholders (or any adjourned session) as follows:

                  FOR all nominees          WITHHOLD AUTHORITY to vote for all
                  listed below              nominees listed below [_]
                  (except as marked
                  to the contrary
                  below) [_]
1. Election of Directors:

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.
              CAROL M. GATTON, HARRY M. HOE AND MICHAEL R. WHITLEY

In their discretion with respect to such other business as may properly come before the meeting, all as set forth in the Notice and Proxy Statement relating to the meeting.

                         (to be signed on reverse side)
           (continued from other side)
SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS
SPECIFIED ON THE REVERSE SIDE. IN ABSENCE OF
SPECIFIC DIRECTIONS, SAID SHARES SHALL BE VOTED
FOR THE ELECTION OF DIRECTORS.

                                                   PLEASE DO
                                                   NOT FOLD
                                                   Dated ______
                                                   PLEASE SIGN BELOW

                                          -------------------------------------

                                          -------------------------------------

    NOTE: PLEASE DATE AND SIGN EXACTLY AS NAME(S) APPEAR ABOVE AND RETURN SIGNED PROXY IN ENCLOSED ENVELOPE. IF THE STOCK IS ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN THE PROXY. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.